Exhibit 99.1

Sun BioPharma Reports First Quarter 2017 Results

●	Raises $3.1 million from the sale of convertible promissory notes
●	Converts $3.1 million of debt and accrued interest into common stock

MINNEAPOLIS, MN, MAY 11, 2017 (GLOBE NEWSWIRE) – Sun BioPharma, Inc. (OTCQB: SNBP), a clinical stage biopharmaceutical company developing disruptive therapeutics for the treatment of pancreatic diseases, today provides financial results for the first quarter ending March 31, 2017.

As previously announced, during the first quarter, Sun BioPharma, Inc. entered into Note Purchase Agreements with a number of accredited purchasers in private transactions raising gross proceeds of $3.1 million. These funds are expected to enable the Company to complete its Phase 1a dose escalation study, currently underway. The objective of this Phase 1a study is to determine the safety and tolerability of SBP-101 in the treatment of Pancreatic Ductal Adenocarcinoma (“PDA”). Once the Maximum Tolerated Dose (“MTD”) is confirmed, the study will be expanded into Phase 1b in order to move to the next step in the clinical trial process.

On March 27, 2017, Sun BioPharma, Inc. entered into debt-for-equity exchange agreements with the holders of convertible promissory and demand notes payable by the Company pursuant to which the Company agreed to convert all outstanding principal and accrued interest payable through March 31, 2017 into shares of our common stock at a rate of $0.75 per share. In accordance with these exchange agreements, on March 31, 2017, the Company issued an aggregate of 4,183,333 shares of our common stock in exchange for the cancellation of convertible promissory and demand notes totaling $3,000,000 aggregate principal amount and $137,500 accrued but previously unpaid interest.

“We anticipate completion of Phase 1a sometime in the late third quarter of this year, and we are very grateful to our patients, investigators and clinical teams for their support and dedication to our efforts to improve the care of patients suffering from pancreatic cancer,” said David Kaysen, President and CEO. “In addition, we appreciate the support of our investors converting outstanding debt to common stock during this first quarter which helped us significantly improve our balance sheet.”

Financial Results

Research and development (R&D) expenses increased 50.6% to $744,000 in the first quarter of 2017 up from $494,000 in the first quarter of 2016. The increase in R&D expenses is due primarily to increased costs related to the Company’s Phase 1 clinical trial and non-cash share-based compensation expense recorded during the quarter ended March 31, 2017.

General and administrative (“G&A”) expenses increased 159.9% to $1.3 million in the first quarter of 2017 up from $481,000 in the first quarter of 2016. The increase was due primarily to non-cash share-based compensation expense recorded during the quarter ended March 31, 2017.

Other income and expense, net, was a net expense of $3.7 million and net income of $36,000 for the three months ended March 31, 2017 and 2016, respectively. Other expense in the current quarter includes a non-cash charge of $3.7 million related to the induced conversions of $2.9 million of convertible promissory notes, including accrued but unpaid interest, originally issued in 2013 and 2014, and $250,000 aggregate principal amount of demand notes originally issued in September 2015. These expenses were partially offset by a foreign currency transaction gain recognized by the Company’s Australian subsidiary.

Net loss in the first quarter of 2017 was $5.6 million, or $0.17 per diluted share, compared to a net loss of $900,000, or $0.03 per diluted share, in the first quarter of 2016.

Balance Sheet and Cash Flow

Total cash resources were $2.4 million as of March 31, 2017, compared to $438,000 as of December 31, 2016. Total current assets were $3.0 million and $877,000 as of March 31, 2017, and December 31, 2016, respectively. These increases resulted from our current quarter sale convertible promissory notes raising gross proceeds of approximately $3.1 million partially offset by the use of cash to fund operations.

Current liabilities decreased to $2.4 million as of March 31, 2017, compared to $5.5 million as of December 31, 2016. The decrease in current liabilities resulted primarily from the conversion of approximately $3.1 million of previously outstanding debt and accrued interest into 4,183,333 shares of our common stock.

Net cash used in operating activities was $1.1 million in the three-months ended March 31, 2017, compared to $542,000 in the same period of the prior year. The net cash used in each of these periods primarily reflects the net loss for these periods, and was partially offset by the effects of changes in operating assets and liabilities. In the three months ended March 31, 2017, the net loss is also offset by non-cash charges recorded for the loss on induced debt conversion and share-based compensation.

About SBP-101

SBP-101 is a first-in-class, proprietary, polyamine compound designed to exert therapeutic effects in a mechanism specific to the pancreas. Sun BioPharma originally licensed SBP-101 from the University of Florida in 2011. The molecule has been shown to be highly effective in preclinical human pancreatic cancer models, demonstrating superior activity to existing FDA-approved chemotherapy agents. Combination therapy potential has also been shown for pancreatic cancer. SBP-101 is expected to differ from current pancreatic cancer therapies in that it specifically targets the exocrine pancreas and has shown efficacy against primary and metastatic disease in animal models of human pancreatic cancer. Therefore management believes that SBP-101 may effectively treat both primary and metastatic pancreatic cancer, while leaving the insulin-producing islet cells and non-pancreatic tissue unharmed.

About Sun BioPharma

Sun BioPharma Inc. is a clinical-stage biopharmaceutical company developing disruptive therapeutics for urgent unmet medical needs. The Company’s development programs target diseases of the pancreas, including pancreatitis and pancreatic cancer; the Company’s initial product candidate is SBP-101 for the treatment of patients with pancreatic cancer. SBP-101 was invented by Raymond Bergeron, Ph.D., a Distinguished Professor Emeritus at the University of Florida. Sun BioPharma has scientific collaborations with pancreatic disease experts at Cedars Sinai Medical Center in Los Angeles, the University of Miami, the University of Florida, the Mayo Clinic Scottsdale, the Austin Health Cancer Trials Centre in Melbourne, Australia and the Ashford Cancer Centre in Adelaide, Australia. Further information can be found at: www.sunbiopharma.com. Sun BioPharma’s common stock is currently quoted on the OTCQB tier of the over-the-counter markets administered by the OTC Markets Group, Inc. under the symbol: SNBP.

Forward-Looking Statements Safe Harbor

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Sun BioPharma, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1955. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will”, “believes,” “may,” “anticipates,” “expects,” “estimates” or “plans”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, our need to obtain additional capital to support our business plan, which may not be available on acceptable terms or at all, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect Sun BioPharma and its business, particularly those disclosed from time to time in Sun BioPharma’s filings with the Securities and Exchange Commission. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Sun BioPharma disclaims any intent or obligation to update these forward-looking statements.

Contact Information:

EVC Group

Investor & Media Contact:

Doug Sherk

415-652-9100

Michael Polyviou

212-850-6020

Sun BioPharma, Inc.

Consolidated Statements of Operations and Comprehensive Loss (unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended March 31,		Percent
	2017	2016	Change
Operating expenses
General and administrative	$1,250	$481	159.9%
Research and development	744	494	50.6
Operating loss	(1,994)	(975)	104.5

Other income (expense):
Interest income	—	1	nm
Interest expense	(199)	(45)	nm
Loss on induced debt conversions	(3,696)	—	nm
Other income (expense)	164	80	105.0
Total other income (expense)	(3,731)	36	nm

Loss before income tax benefit	$(5,725)	$(939)	nm

Income tax benefit	152	115	32.2

Net loss	(5,573)	(824)	nm
Foreign currency translation adjustment loss	(162)	(75)	116.0
Comprehensive loss	$(5,735)	$(899)	nm

Basic and diluted net loss per share	$(0.17)	$(0.03)	766.7
Weighted average shares outstanding – basic and diluted	32,212,594	29,915,820	7.7%

Sun BioPharma, Inc.

Consolidated Balance Sheets (unaudited)

(In thousands, except share amounts)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$2,442	$438
Prepaid expenses and other current assets	81	118
Income tax receivable	486	321
Total current assets	3,009	877

Total assets	$3,009	$877

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,062	$1,245
Accrued expenses	1,011	842
Convertible notes payable – current portion, net	—	2,733
Term debt	296	294
Demand notes payable	—	250
Accrued interest	55	155
Total current liabilities	2,424	5,519

Long-term liabilities:
Convertible notes payable, net of unamortized debt discount	237	—
Accrued interest	10	—
Total long-term liabilities	247	—

Stockholders’ deficit:
Preferred stock, $0.001 par value; 20,000,000 authorized; no shares issued or outstanding as of March 31, 2017 and December 31, 2016	—	—
Common stock, $0.001 par value; 200,000,000 authorized; 36,434,639 and 32,201,306 shares issued and outstanding, as of March 31, 2017 and December 31, 2016, respectively	36	32
Additional paid-in capital	24,740	14,029
Accumulated deficit	(24,352)	(18,779)
Accumulated other comprehensive gain (loss), net	(86)	76
Total stockholders’ deficit	338	(4,642)
Total liabilities and stockholders’ deficit	$3,009	$877

Sun BioPharma, Inc.

Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(5,573)	$(824)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on induced debt conversions	3,696	—
Share-based compensation	920	—
Amortization of debt discount	106	—
Amortization of debt issuance costs	44	7
Non-cash interest expense	10	3
Changes in operating assets and liabilities:
Income and other tax receivables	(144)	(199)
Prepaid expenses and other current assets	38	(22)
Accounts payable	(367)	204
Accrued liabilities	198	289
Net cash used in operating activities	(1,072)	(542)

Cash flows from financing activities:
Proceeds from the sale of convertible promissory notes, net of offering costs of $16	3,059	—
Proceeds from the exercise of stock options	7	—
Net cash provided by financing activities	3,066	—

Effect of exchange rate changes on cash and cash equivalents	10	—

Net increase (decrease) in cash and cash equivalents	2,004	(542)
Cash and cash equivalents at beginning of period	438	925
Cash and cash equivalents at end of period	$2,442	$383

Supplemental disclosure of cash flow information:
Cash paid during period for interest	$—	$35

Supplemental disclosure of non-cash transactions:
Conversion of promissory notes and accrued interest into common stock	$2,888	$—
Intrinsic value of beneficial conversion feature in convertible notes	2,954	—
Conversion of demand notes into common stock	250	—
Issuance of common stock for services	—	75